Exhibit 2.16

AMENDMENT NO. 1

MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 1, dated this 3rd day of June, 2003, modifies that certain Master Confidential Disclosure Agreement (the “Agreement”) executed on May 9, 2002 and made effective as of December 3, 2001, between Palm, Inc., a Delaware corporation (“Palm”), and PalmSource, Inc., a Delaware corporation (“PalmSource”).

For good and valuable consideration, the parties agree as follows:

1. Recital. The word “PalmSource” is hereby added to the second Recital of the Agreement as follows:

WHEREAS, as part of the foregoing, Palm and PalmSource have entered into a Master Separation Agreement (as defined below), which provides for, among other things, the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

2. Section 1.1. In Section 1.1 of the Agreement, the cross-reference to Section 2.1 is hereby deleted and replaced with a cross-reference to Section 3.1.

3. Section 1.3(c). In Section 1.3(c) of the Agreement, the cross-reference to Section 1.2 is hereby deleted and replaced with a cross-reference to Section 1.3.

4. Agreement. Except as specifically amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment No. 1 as of the date first above written.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ R. TODD BRADLEY	By:	/s/ DAVID C. NAGEL
Name:	R. Todd Bradley	Name:	David C. Nagel
Title:	President & CEO	Title:	CEO